                                                                     Exhibit 1.1







                            SIERRA PACIFIC RESOURCES

                             (a Nevada corporation)


                        7.25% Convertible Notes due 2010





                               PURCHASE AGREEMENT











Dated: February 11, 2003

                                TABLE OF CONTENTS

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SECTION 1.     Representations and Warranties by the Company..................      2

     (a)           Representations and Warranties.............................      2
           (i)     Offering Memorandum........................................      2
           (ii)    Incorporated Documents.....................................      3
           (iii)   Independent Accountants....................................      3
           (iv)    Financial Statements.......................................      3
           (v)     No Material Adverse Change in Business.....................      3
           (vi)    Good Standing of the Company...............................      4
           (vii)   Good Standing of Designated Subsidiaries...................      4
           (viii)  Capitalization.............................................      4
           (ix)    Authorization of Agreement.................................      5
           (x)     Authorization of the Indenture, the Pledge Agreement and
                   the Control Agreement......................................      5
           (xi)    Authorization of the Securities............................      5
           (xii)   Description of the Securities, the Indenture and the
                   Registration Rights Agreement..............................      5
           (xiii)  Authorization and Description of Common Stock..............      5
           (xiv)   Absence of Defaults and Conflicts..........................      6
           (xv)    Absence of Proceedings.....................................      6
           (xvi)   Absence of Further Requirements............................      7
           (xvii)  Possession of Licenses and Permits.........................      7
           (xviii) Title to Property..........................................      7
           (xix)   Environmental Laws.........................................      8
           (xx)    Investment Company Act.....................................      8
           (xxi)   Holding Company Act........................................      8
           (xxii)  Internal Controls..........................................      8
           (xxiii) Similar Offerings..........................................      9
           (xxiv)  Rule 144A Eligibility......................................      9
           (xxv)   No General Solicitation....................................      9
           (xxvi)  No Registration Required...................................      9
           (xxvii) Reporting Company..........................................      9
     (b)           Officer's Certificates.....................................      9

SECTION 2.     Sale and Delivery to Initial Purchasers; Closing...............     10

     (a)           Initial Securities.........................................     10
     (b)           Option Securities..........................................     10
     (c)           Payment....................................................     10
     (d)           Denominations; Registration................................     11
     (e)           Delivery of Global Securities..............................     11


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                                TABLE OF CONTENTS
                                   (Continued)

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SECTION 3.     Covenants of the Company.......................................     11

     (a)           Offering Memorandum........................................     11
     (b)           Notice and Effect of Material Events.......................     11
     (c)           Amendment to Offering Memorandum and Supplements...........     12
     (d)           Qualification of Securities for Offer and Sale.............     12
     (e)           DTC........................................................     12
     (f)           Use of Proceeds............................................     12
     (g)           Restriction on Sale of Securities..........................     12
     (h)           Restriction on Sale of Common Stock........................     12
     (i)           PORTAL Designation.........................................     13
     (j)           Listing on Securities Exchange.............................     13
     (k)           Reporting Requirements.....................................     13

SECTION 4.     Payment of Expenses............................................     13

     (a)           Expenses...................................................     13
     (b)           Termination of Agreement...................................     14

SECTION 5.     Conditions of Initial Purchasers' Obligations..................     14

     (a)           Opinion of Counsel for Company.............................     14
     (b)           Opinion of Counsel for Initial Purchasers..................     14
     (c)           Officers' Certificate......................................     14
     (d)           Accountants' Comfort Letter................................     15
     (e)           Bring-down Comfort Letter..................................     15
     (f)           Maintenance of Ratings.....................................     15
     (g)           PORTAL.....................................................     15
     (h)           Approval of Listing........................................     15
     (i)           Lock-up Agreements.........................................     15
     (j)           Conditions to Purchase of Option Securities................     15
           (i)     Opinion of Counsel for Company.............................     16
           (ii)    Opinion of Counsel for Initial Purchasers..................     16
           (iii)   Officer's Certificate......................................     16
           (iv)    Bring-down Comfort Letter..................................     16
     (k)           Transaction Agreements.....................................     16
     (l)           Additional Documents.......................................     16
     (m)           Termination of Agreement...................................     16

SECTION 6.     Subsequent Offers and Resales of the Securities................     17

     (a)           Offer and Sale Procedures..................................     17
           (i)     Offers and Sales only to Qualified Institutional Buyers....     17
           (ii)    No General Solicitation....................................     17
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                                       ii
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                                TABLE OF CONTENTS
                                   (Continued)

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           (iii)   Purchases by Non-Bank Fiduciaries..........................     17
           (iv)    Subsequent Purchaser Notification..........................     17
           (v)     Minimum Principal Amount...................................     17
           (vi)    Restrictions on Transfer...................................     17
           (vii)   Delivery of Offering Memorandum............................     18
     (b)           Covenants of the Company...................................     18
           (i)     Integration................................................     18
           (ii)    Rule 144A Information......................................     18
           (iii)   Restriction on Repurchases.................................     18
     (c)           Qualified Institutional Buyer..............................     18
     (d)           Resale Pursuant to Rule 144A...............................     18
     (e)           Additional Representations and Warranties of Initial
                   Purchasers.................................................     18

SECTION 7.     Indemnification................................................     19

     (a)           Indemnification of Initial Purchasers......................     19
     (b)           Indemnification of Company.................................     20
     (c)           Actions against Parties; Notification......................     20
     (d)           Settlement without Consent if Failure to Reimburse.........     20

SECTION 8.     Contribution...................................................     20


SECTION 9.     Representations, Warranties and Agreements to Survive Delivery.     22


SECTION 10.    Termination of Agreement.......................................     22

     (a)           Termination; General.......................................     22
     (b)           Liabilities................................................     22
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                                      iii
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                                TABLE OF CONTENTS
                                   (Continued)

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SECTION 11.    Default by One or More of the Initial Purchasers...............     23


SECTION 12.    Notices........................................................     23


SECTION 13.    Parties........................................................     23


SECTION 14.    Governing Law And Time.........................................     24


SECTION 15.    Effect of Headings.............................................     24
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                                       iv
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                                TABLE OF CONTENTS
                                   (Continued)

SCHEDULES

           Schedule A - List of Initial Purchasers                    Sch A-1
           Schedule B - Pricing Information                           Sch B-1



EXHIBITS

           Exhibit A - Contents of Opinions of Company's Counsel          A-1
           Exhibit B - Form of Lock-Up Agreement                          B-1

                            SIERRA PACIFIC RESOURCES
                             (a Nevada corporation)

                                  $250,000,000
                        7.25% Convertible Notes due 2010

                               PURCHASE AGREEMENT


                                                               February 11, 2003

MERRILL LYNCH & CO.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
   as Representative of the several Initial Purchasers
4 World Financial Center
New York, New York  10080

Ladies and Gentlemen:

      Sierra Pacific Resources, a Nevada corporation (the "Company"), confirms its agreement with Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and each of the other Initial Purchasers named in Schedule A hereto (collectively, the "Initial Purchasers", which term shall also include any initial purchaser substituted as hereinafter provided in Section 11 hereof), for whom Merrill Lynch is acting as representative (in such capacity, the "Representative"), with respect to (1) the issue and sale by the Company and the purchase by the Initial Purchasers, acting severally and not jointly, of the respective principal amounts set forth in said Schedule A of the Company's 7.25% Convertible Notes due 2010 (the "Notes") and (2) the grant by the Company to the Initial Purchasers, acting severally and not jointly, of the option described in
Section 2(b) hereof to purchase all or any part of an additional $50,000,000 in aggregate principal amount of Notes to cover over-allotments, if any. The aforesaid $250,000.00 in principal amount of Notes (the "Initial Securities") to be purchased by the Initial Purchasers and all or any part of the aforesaid $50,000,000 in principal amount of Notes subject to the option described in
Section 2(b) hereof (the "Option Securities") are hereinafter called, collectively, the "Securities".

      The Securities are to be issued pursuant to an indenture dated as of February 1, 2003 (the "Indenture") between the Company and The Bank of New York, as trustee (the "Trustee"). The Securities will be convertible into shares of Common Stock, par value $1.00 per share of the Company ("Common Stock") in accordance with the terms of the Securities and the Indenture, at the initial conversion price specified in Schedule B hereto.

      The Company understands that the Initial Purchasers propose to make an offering of the Securities on the terms and in the manner set forth herein and agrees that the Initial Purchasers may resell, subject to the conditions set forth herein, all or a portion of the Securities to purchasers ("Subsequent Purchasers") at any time after this Agreement has been executed and delivered. The Securities are to be offered and sold through the Initial Purchasers without being registered under the Securities Act of 1933, as amended (the "1933 Act"), in reliance upon exemptions therefrom. Pursuant to the terms of the Securities and the Indenture, investors that acquire Securities may only resell or otherwise transfer such Securities if such Securities are hereafter registered under the 1933 Act or if an exemption from the registration requirements of the 1933 Act is available (including the exemption afforded by Rule 144A ("Rule 144A") or Regulation S ("Regulation S") of the rules and regulations promulgated under the 1933 Act by the Securities and Exchange Commission (the "Commission")).

      Holders of the Securities will be entitled to the benefits of a Registration Rights Agreement, to be dated February 14, 2003 (the "Registration Rights Agreement"), between the Company and the Representative for so long as the Securities constitute "Registrable Securities" (as defined in such agreement).

      The Company has prepared and delivered to each Initial Purchaser copies of a preliminary offering memorandum dated February 11, 2003 (the "Preliminary Offering Memorandum") and has prepared and will deliver to each Initial Purchaser, on the date hereof or the next succeeding day, copies of a final offering memorandum to be dated February 14, 2003 (the "Final Offering Memorandum"), each for use by such Initial Purchaser in connection with its solicitation of purchases of, or offering of, the Securities. "Offering Memorandum" means, with respect to any date or time referred to in this Agreement, the most recent offering memorandum (whether the Preliminary Offering Memorandum or the Final Offering Memorandum, or any amendment or supplement to either such document), including exhibits thereto and any documents incorporated therein by reference, which has been prepared and delivered by the Company to the Initial Purchasers in connection with their solicitation of purchases of, or offering of, the Securities.

      All references in this Agreement to financial statements and schedules and other information which is "contained," "included" or "stated" in the Offering Memorandum (or other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information which are incorporated by reference in the Offering Memorandum; and all references in this Agreement to amendments or supplements to the Offering Memorandum shall be deemed to mean and include the filing of any document under the Securities Exchange Act of 1934 (the "1934 Act") which is incorporated by reference in the Offering Memorandum.

      SECTION 1. Representations and Warranties by the Company.

      (a) Representations and Warranties. The Company represents and warrants to each Initial Purchaser as of the date hereof and as of the Closing Time referred to in Section 2(b) hereof, and agrees with each Initial Purchaser, as follows:

            (i) Offering Memorandum. The Offering Memorandum does not, and at the Closing Time will not, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that this representation, warranty and agreement shall not apply to statements in or omissions from the Offering Memorandum made in reliance upon and in conformity with information furnished to the Company in writing by any Initial Purchaser through Merrill Lynch expressly for use in the Offering Memorandum.

            (ii) Incorporated Documents. The documents incorporated or deemed to be incorporated by reference in the Offering Memorandum at the time they were or hereafter are filed with the Commission complied and will comply in all material respects with the requirements of the 1934 Act and the rules and regulations of the Commission thereunder (the "1934 Act Regulations"), and, when read together with the other information in the Offering Memorandum, at the time the Offering Memorandum was issued and at the Closing Time, did not and will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

            (iii) Independent Accountants. The accountants who certified the financial statements and supporting schedules included in the Offering Memorandum (A) are independent public accountants with respect to the Company and its subsidiaries within the meaning of Regulation S-X under the 1933 Act and (B) do not provide to the Company or its subsidiaries any non-audit services which are prohibited by Section 10A(g) or (h) of the 1934 Act.

            (iv) Financial Statements. The financial statements included in the Offering Memorandum, together with the related schedules and notes, present fairly the financial position of the Company and its consolidated subsidiaries at the dates indicated and the statement of operations, stockholders' equity and cash flows of the Company and its consolidated subsidiaries for the periods specified; said financial statements have been prepared in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis, except as noted therein, throughout the periods involved. The supporting schedules, if any, included in the Offering Memorandum present fairly in accordance with GAAP the information required to be stated therein. The selected financial data and the summary financial information included in the Offering Memorandum present fairly the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included in the Offering Memorandum. Except as disclosed in the Offering Memorandum, neither the Company nor any of its subsidiaries has any off-balance sheet arrangements of the character contemplated by Item 303 of Regulation S-K under the 1934 Act or otherwise by Section 13(j) of the 1934 Act, or has any other contingent obligation or liability, which, in any case, is material, or is reasonably likely to be material, to the Company and its consolidated subsidiaries considered as one enterprise.

            (v) No Material Adverse Change in Business. Since the respective dates as of which information is given in the Offering Memorandum, except as otherwise stated therein, (A) there has been no material adverse change, or any development which is reasonably likely to result in a material adverse change, in the condition, financial or otherwise, results of operations or business affairs of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business (a "Material Adverse Effect"), (B) there have been no transactions entered into by the

      Company or any of its subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its subsidiaries considered as one enterprise, and (C) except for dividends on the Common Stock, in amounts per share that are consistent with past practice, there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

            (vi) Good Standing of the Company. The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Nevada and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum and to enter into and perform its obligations under this Agreement; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

            (vii) Good Standing of Designated Subsidiaries. Each "significant subsidiary" of the Company (as such term is defined in Rule 1-02 of Regulation S-X, each a "Significant Subsidiary") has been duly organized and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect; except as otherwise disclosed in the Offering Memorandum, all of the issued and outstanding capital stock of each Significant Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and, in the case of the common stock of each such Significant Subsidiary, is owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity; none of the outstanding shares of capital stock of the Significant Subsidiaries was issued in violation of any preemptive or similar rights of any securityholder of such Significant Subsidiary. The only Significant Subsidiaries of the Company are Sierra Pacific Power Company and Nevada Power Company.

            (viii) Capitalization. The authorized, issued and outstanding capital stock of the Company is as set forth in the Offering Memorandum except for issuances, if any, subsequent to September 30, 2002 pursuant to reservations, agreements, employee benefit plans, non-employee director plans and/or the common stock investment plan. The shares of issued and outstanding capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable; none of the outstanding shares of capital stock of the Company was issued in violation of the preemptive or other similar rights of any securityholder of the Company.

            (ix) Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Company; and the Registration Rights Agreement has been duly authorized by the Company.

            (x) Authorization of the Indenture, the Pledge Agreement and the Control Agreement. The Indenture, the Pledge Agreement (as such term is defined in the Indenture) and the Control Agreement (as such term is defined in the Pledge Agreement) have been duly authorized by the Company and, when executed and delivered by the Company and the Trustee, will constitute valid and binding agreements of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

            (xi) Authorization of the Securities. The Securities have been duly authorized and, at the Closing Time, will have been duly executed by the Company and, when authenticated, issued and delivered in the manner provided for in the Indenture and delivered against payment of the purchase price therefor as provided in this Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers) reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and will be in the form contemplated by, and entitled to the benefits of, the Indenture.

            (xii) Description of the Securities, the Indenture and the Registration Rights Agreement. The Securities, the Indenture and the Registration Rights Agreement will conform in all material respects to the respective statements relating thereto contained in the Offering Memorandum and will be in substantially the respective forms last delivered to the Initial Purchasers prior to the date of this Agreement.

            (xiii) Authorization and Description of Common Stock. The Common Stock conforms to all statements relating thereto contained or incorporated by reference in the Offering Memorandum and such description conforms to the rights set forth in the instruments defining the same. Upon issuance and delivery of the Securities in accordance with this Agreement and the Indenture, the Securities will be convertible at the option of the holder thereof into shares of Common Stock in accordance with the terms of the Securities and the Indenture; the shares of Common Stock issuable upon conversion of the Securities have been duly authorized and reserved for issuance upon such conversion by all necessary corporate action and such shares, when issued upon such conversion, will be validly issued and will be fully paid and non-assessable; no holder of such shares will be subject to personal liability in respect of liabilities of the Company solely by reason of being such a holder; and the issuance of such shares upon such conversion will not be subject to the preemptive or other similar rights of any securityholder of the Company.

            (xiv) Absence of Defaults and Conflicts. Neither the Company nor any of its subsidiaries is in violation of its charter or by-laws or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which any of them may be bound, or to which any of the property or assets of the Company or any of its subsidiaries is subject (collectively, "Agreements and Instruments") except for such defaults that would not result in a Material Adverse Effect; and the execution, delivery and performance of this Agreement, the Indenture, the Pledge Agreement, the Control Agreement and the Registration Rights Agreement and any other agreement or instrument entered into or issued or to be entered into or issued by the Company in connection with the transactions contemplated hereby or thereby or in the Offering Memorandum, the consummation of the transactions contemplated herein and in the Offering Memorandum (including the offering, sale, issuance and delivery of the Securities and the use of the proceeds from the sale of the Securities as described in the Offering Memorandum under the caption "Use of Proceeds" and the issuance and delivery of the shares of Common Stock issuable upon conversion of Securities) and the performance by the Company of its obligations under this Agreement, the Indenture, the Pledge Agreement, the Control Agreement or the Registration Rights Agreement or on the Securities have been duly authorized by all necessary corporate action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or a Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, the Agreements and Instruments except for such conflicts, breaches or defaults or liens, charges or encumbrances that, singly or in the aggregate, would not result in a Material Adverse Effect, nor will such action result in any violation of the provisions of the charter or by-laws of the Company or any of its subsidiaries or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries or any of their assets, properties or operations. As used herein, a "Repayment Event" means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder's behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.

            (xv) Absence of Proceedings. Except as disclosed in the Offering Memorandum, there is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened, against or affecting the Company or any of its subsidiaries which, singly or in the aggregate, might reasonably be expected to result in a Material Adverse Effect, or which might reasonably be expected to materially and adversely affect the consummation of the transactions contemplated by this Agreement or the performance by the Company of its obligations hereunder.

            (xvi) Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the execution or delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder, or the consummation by the Company of the transactions contemplated thereby including, without limitation, the execution and delivery by the Company of the Indenture, the Pledge Agreement, the Control Agreement and the Registration Rights Agreement and the performance by the Company of its obligations thereunder, in the offering, sale, issuance or delivery of the Securities hereunder, the issuance of shares of Common Stock upon conversion of Securities or for the consummation by the Company of all other transactions contemplated by the Offering Memorandum, except such as (A) have been already obtained, (B) are contemplated in the Registration Rights Agreement and (C) may be required under state securities laws.

            (xvii) Possession of Licenses and Permits. The Company and its Significant Subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, "Governmental Licenses") issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them; the Company and its Significant Subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, have a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not have a Material Adverse Effect; and neither the Company nor any of its Significant Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.

            (xviii) Title to Property. The Company and its Significant Subsidiaries have good and marketable title to all real property owned by the Company and its Significant Subsidiaries and good title to all other properties owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as (a) are described in the Offering Memorandum or
      (b) do not, singly or in the aggregate, materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company or any of its Significant Subsidiaries; and all of the leases and subleases material to the business of the Company and its Significant Subsidiaries, considered as one enterprise, and under which the Company or any of its Significant Subsidiaries holds properties described in the Offering Memorandum, are in full force and effect, and neither the Company nor any of its Significant Subsidiaries has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or any of its Significant Subsidiaries under any of the leases or subleases mentioned above, or affecting or questioning the rights of such the Company or any Significant Subsidiary thereof to the continued possession of the leased or subleased premises under any such lease or sublease.

            (xix) Environmental Laws. Except as described in the Offering Memorandum and except such matters as would not, singly or in the aggregate, result in a Material Adverse Effect, (A) neither the Company nor any of its Significant Subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, "Hazardous Materials") or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, "Environmental Laws"), (B) the Company and its Significant Subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements and (C) there are no pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any of its Significant Subsidiaries.

            (xx) Investment Company Act. The Company is not, and upon the issuance and sale of the Securities as herein contemplated and the application of the net proceeds therefrom as described in the Offering Memorandum will not be, an "investment company" or an entity "controlled" by an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended (the "1940 Act").

            (xxi) Holding Company Act. The Company is a "holding company" under the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), but, pursuant to Section 3(a)(1) of the 1935 Act, is exempt from all provisions of the 1935 Act except Section 9(a)(2) thereof.

            (xxii) Internal Controls. (A) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-14(c) under the 1934 Act, "Disclosure Controls"); and such Disclosure Controls are (i) designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is properly recorded, processed, summarized and communicated to the Company's senior management, including its principal executive officer and its principal financial officer, by others within those entities as appropriate to allow timely decisions regarding required disclosure, (ii) evaluated by the Company's senior management on a quarterly basis and
      (iii) to the best knowledge of the Company, effective in all material respects to perform the functions for which they were established.

            (B) The Company has devised and maintains in effect a system of internal accounting controls ("Accounting Controls"); and such Accounting Controls are (i) designed to provide reasonable assurances that transactions involving the Company and its subsidiaries are properly authorized, that the assets of the Company and its subsidiaries are safeguarded against unauthorized or improper use, and that such transactions are properly recorded and reported to permit preparation of the Company's consolidated financial statements in conformity with GAAP, all as contemplated in Section 13(b)(2)(B) of the 1934 Act and (ii) to the best knowledge of the Company, effective in all material respects to perform the functions for which they were designed.

            (C) Based on the most recent evaluation of the Company's internal controls, all significant deficiencies in the design or operation of the internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data required to be disclosed by the Company in its 1934 Act reports within the time periods specified in the 1934 Act Regulations, any material weaknesses in such internal controls and any fraud, whether or not material, that involves management or other employees who have a significant role in such internal controls have been identified and reported to the Company's auditors and the audit committee of the board of directors; and all such deficiencies and weaknesses, if any, have been rectified.

            (xxiii) Similar Offerings. Neither the Company nor any of its affiliates, as such term is defined in Rule 501(b) under the 1933 Act (each, an "Affiliate"), has, directly or indirectly, solicited any offer to buy, sold or offered to sell or otherwise negotiated in respect of, or will solicit any offer to buy, sell or offer to sell or otherwise negotiate in respect of, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Securities in a manner that would require the Securities to be registered under the 1933 Act.

            (xxiv) Rule 144A Eligibility. The Securities are eligible for resale pursuant to Rule 144A and will not be, at the Closing Time, of the same class as securities listed on a national securities exchange registered under Section 6 of the 1934 Act, or quoted in a U.S. automated interdealer quotation system.

            (xxv) No General Solicitation. None of the Company, its Affiliates or any person acting on its or any of their behalf (other than the Initial Purchasers, as to whom the Company makes no representation) has engaged or will engage, in connection with the offering of the Securities, in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the 1933 Act.

            (xxvi) No Registration Required. Subject to compliance by the Initial Purchasers with the representations and warranties set forth in
      Section 2 and the procedures set forth in Section 6 hereof, it is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchasers and to each Subsequent Purchaser in the manner contemplated by this Agreement and the Offering Memorandum to register the Securities under the 1933 Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended (the "1939 Act").

            (xxvii) Reporting Company. The Company is subject to the reporting requirements of Section 13 or Section 15(d) of the 1934 Act.

      (b) Officer's Certificates. Any certificate signed by any officer of the Company or any of its subsidiaries delivered to the Representative or to counsel for the Initial Purchasers shall be deemed a representation and warranty by the Company to each Initial Purchaser as to the matters covered thereby.

      SECTION 2. Sale and Delivery to Initial Purchasers; Closing.

      (a) Initial Securities. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to each Initial Purchaser, severally and not jointly, and each Initial Purchaser, severally and not jointly, agrees to purchase from the Company, at the price set forth in Schedule B, the aggregate principal amount of Initial Securities set forth in Schedule A opposite the name of such Initial Purchaser, plus any additional principal amount of Initial Securities which such Initial Purchaser may become obligated to purchase pursuant to the provisions of
Section 11 hereof.

      (b) Option Securities. In addition, on the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company hereby grants an option to the Initial Purchasers, severally and not jointly, to purchase up to an additional $50,000,000 in aggregate principal amount of Option Securities at the price set forth in Schedule B. The option hereby granted will expire 30 days after the date hereof and may be exercised in whole or in part from time to time only for the purpose of covering over-allotments which may be made in connection with the offering and distribution of the Initial Securities upon notice by the Representative to the Company setting forth the aggregate principal amount of Option Securities as to which the several Initial Purchasers are then exercising the option and the time and date of payment and delivery for such Option Securities. Any such time and date of delivery (a "Date of Delivery") shall be determined by the Representative, but shall not be later than seven full business days after the exercise of said option, nor in any event prior to the Closing Time, as hereinafter defined. If the option is exercised as to all or any portion of the Option Securities, each of the Initial Purchasers, acting severally and not jointly, will purchase that proportion of the total aggregate principal amount of Option Securities then being purchased which the principal amount of Initial Securities set forth in Schedule A opposite the name of such Initial Purchaser bears to the aggregate principal amount of Initial Securities, plus any additional principal amount of Option Securities which such Initial Purchaser may become obligated to purchase pursuant to the provisions of Section 11 hereof, subject in each case to such adjustments as the Representative in its discretion shall make to eliminate any sales or purchases of fractional Securities.

      (c) Payment. Payment of the purchase price for, and delivery of certificates for, the Initial Securities shall be made at the offices of Thelen Reid & Priest LLP, counsel for the Initial Purchasers, at 875 Third Avenue, New York, NY or at such other place as shall be agreed upon by the Representative and the Company, at 10:00 A.M. (Eastern time) on the third business day after the date hereof (unless postponed in accordance with the provisions of Section
11), or such other time not later than ten business days after such date as shall be agreed upon by the Representative and the Company (such time and date of payment and delivery being herein called "Closing Time").

      In addition, in the event that any or all of the Option Securities are purchased by the Initial Purchasers, payment of the purchase price for, and delivery of certificates for, such Option Securities shall be made at the above-mentioned offices, or at such other place as shall be agreed upon by the Representative and the Company, on each Date of Delivery as specified in the notice from the Representative to the Company.

      Payment shall be made to the Company by wire transfer of immediately available funds to a bank account designated by the Company, against delivery to the Representative for the respective accounts of the Initial Purchasers of certificates for the Securities to be purchased by them. It is understood that each Initial Purchaser has authorized the Representative, for its account, to accept delivery of, receipt for, and make payment of the purchase price for, the Initial Securities and the Option Securities, if any, which it has agreed to purchase. Merrill Lynch, individually and not as representative of the Initial Purchasers, may (but shall not be obligated to) make payment of the purchase price for the Initial Securities or the Option Securities, if any, to be purchased by any Initial Purchaser whose funds have not been received by the Closing Time or the relevant Date of Delivery, as the case may be, but such payment shall not relieve such Initial Purchaser from its obligations hereunder.

      (d) Denominations; Registration. Certificates for the Initial Securities and the Option Securities, if any, shall be in such denominations ($1,000 or integral multiples thereof) and registered in such names as the Representative may request in writing at least one full business day before the Closing Time or the relevant Date of Delivery, as the case may be. The certificates for the Initial Securities and the Option Securities, if any, will be made available for examination and packaging by the Representative in New York, NY not later than 10:00 A.M. (Eastern time) on the business day prior to the Closing Time or the relevant Date of Delivery, as the case may be.

      (e) Delivery of Global Securities. In lieu of the delivery to the Initial Purchasers of certificates representing the Securities at the Closing Time and on each Date of Delivery, as contemplated above, the Company, with the approval of the Representative, may deliver one or more global Securities to a custodian for The Depository Trust Company ("DTC"), to be held by DTC initially for the accounts of the several Initial Purchasers.

      SECTION 3. Covenants of the Company.

      (a) Offering Memorandum. The Company, as promptly as possible, will furnish to each Initial Purchaser, without charge, such number of copies of the Preliminary Offering Memorandum, the Final Offering Memorandum and any amendments and supplements thereto and documents incorporated by reference therein as such Initial Purchaser may reasonably request.

      (b) Notice and Effect of Material Events. The Company will immediately notify each Initial Purchaser, and confirm such notice in writing, of (x) any filing made by the Company of information relating to the offering of the Securities with any securities exchange or any other regulatory body in the United States or any other jurisdiction, and (y) prior to the completion of the placement of the Securities by the Initial Purchasers as evidenced by a notice in writing from the Initial Purchasers to the Company, any material change in or affecting, or any development which is reasonably likely to result in a material change in or affecting, the condition, financial or otherwise, or the results of operations or business affairs of the Company and its subsidiaries considered as one enterprise which (i) make any statement in the Offering Memorandum false or misleading or (ii) are not disclosed in the Offering Memorandum. In such event or if during such time any event shall occur as a result of which it is necessary, in the reasonable opinion of any of the Company, its counsel, the Initial Purchasers or counsel for the Initial Purchasers, to amend or supplement the Final Offering Memorandum in order that the Final Offering Memorandum not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances then existing, the Company will forthwith amend or supplement the Final Offering Memorandum by preparing and furnishing to each Initial Purchaser an amendment or amendments of, or a supplement or supplements to, the Final Offering Memorandum (in form and substance satisfactory in the reasonable opinion of counsel for the Initial Purchasers) so that, as so amended or supplemented, the Final Offering Memorandum will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at the time it is delivered to a Subsequent Purchaser, not misleading.

      (c) Amendment to Offering Memorandum and Supplements. The Company will advise each Initial Purchaser promptly of any proposal to amend or supplement the Offering Memorandum and will not effect such amendment or supplement without the consent of the Initial Purchasers. Neither the consent of the Initial Purchasers, nor the Initial Purchaser's delivery of any such amendment or supplement, shall constitute a waiver of any of the conditions set forth in
Section 5 hereof.

      (d) Qualification of Securities for Offer and Sale. The Company will use its best efforts, in cooperation with the Initial Purchasers, to qualify the Securities for offering and sale under the applicable securities laws of such states and other jurisdictions as the Representative may designate and will maintain such qualifications in effect as long as required for the sale of the Securities; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

      (e) DTC. The Company will cooperate with the Representative and use its best efforts to permit the Securities to be eligible for clearance and settlement through the facilities of DTC.

      (f) Use of Proceeds. The Company will use the net proceeds received by it from the sale of the Securities in the manner specified in the Offering Memorandum under "Use of Proceeds".

      (g) Restriction on Sale of Securities. During a period of 90 days from the date of the Offering Memorandum, the Company will not, without the prior written consent of Merrill Lynch, directly or indirectly, issue, sell, offer or agree to sell, grant any option for the sale of, or otherwise dispose of, any other debt securities of the Company or securities of the Company that are convertible into, or exchangeable for, the Securities or such other debt securities.

      (h) Restriction on Sale of Common Stock. During a period of 90 days from the date of the Offering Memorandum, the Company will not, without the prior written consent of Merrill Lynch, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any share of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or file any registration statement under the 1933 Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (A) the Securities to be sold hereunder, (B) any shares of Common Stock issued by the Company upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof and referred to in the Offering Memorandum, (C) any shares of Common Stock issued or options to purchase Common Stock granted pursuant to any existing employee benefit plan or non-employee director stock plan of the Company referred to or contemplated by the Offering Memorandum or any renewal or extension of such plan as may be approved by the requisite holders of shares of the Company's Common Stock, or (D) any shares of Common Stock issued pursuant to the common stock investment plan.

      (i) PORTAL Designation. The Company will use its best efforts to permit the Securities to be designated PORTAL securities in accordance with the rules and regulations adopted by the National Association of Securities Dealers, Inc. ("NASD") relating to trading in the PORTAL Market.

      (j) Listing on Securities Exchange. The Company will use its best efforts to have the Common Stock issuable upon conversion of Securities listed on the New York Stock Exchange.

      (k) Reporting Requirements. The Company, during the period when the Offering Memorandum is required to be delivered pursuant to Section 6(a)(vii) hereof, will file all documents required to be filed with the Commission pursuant to the 1934 Act within the time periods required by the 1934 Act and the 1934 Act Regulations.

      SECTION 4. Payment of Expenses.

      (a) Expenses. The Company will pay all expenses incident to the performance of its obligations under this Agreement, including (i) the preparation, printing, delivery to the Initial Purchasers and any filing of the Offering Memorandum (including financial statements and any schedules or exhibits and any document incorporated therein by reference) and of each amendment or supplement thereto, (ii) the preparation, printing and delivery to the Initial Purchasers of this Agreement, any agreement among Initial Purchasers, the Indenture and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Securities, (iii) the preparation, issuance and delivery of the certificates for the Securities to the Initial Purchasers, and certificates for Common Stock issuable upon conversion of Securities, including any transfer taxes, any stamp or other duties payable upon the delivery of such securities and any charges of DTC in connection therewith, (iv) the fees and disbursements of the Company's counsel, accountants and other advisors, (v) the qualification of the Securities under securities laws in accordance with the provisions of Section 3(d) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Initial Purchasers in connection therewith and in connection with the preparation of the Blue Sky Survey, any supplement thereto, (vi) the fees and expenses of the Trustee, including the fees and disbursements of counsel for the Trustee in connection with the Indenture and the Securities, (vii) any fees payable in connection with the rating of the Securities, and (viii) any fees and expenses payable in connection with the initial and continued designation of the Securities as PORTAL securities under the PORTAL Market Rules pursuant to NASD Rule 5322.

      (b) Termination of Agreement. If this Agreement is terminated by the Representative in accordance with the provisions of Section 5 or Section 10(a)(i) hereof, the Company shall reimburse the Initial Purchasers for all of their out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Initial Purchasers.

      SECTION 5. Conditions of Initial Purchasers' Obligations. The obligations of the several Initial Purchasers hereunder are subject to the accuracy, as of the date of this Agreement and as of the Closing Time, of the representations and warranties of the Company contained in Section 1 hereof or in certificates of any officer of the Company or any of its subsidiaries delivered pursuant to the provisions hereof, to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions:

            (a) Opinion of Counsel for Company. At the Closing Time, the Representative shall have received the favorable opinion, dated as of the Closing Time, of each of Woodburn and Wedge and Choate, Hall & Stewart, counsel for the Company, in form and substance satisfactory to counsel for the Initial Purchasers, together with signed or reproduced copies of such letter for each of the other Initial Purchasers to the effect set forth in Exhibit A hereto and to such further effect as counsel to the Initial Purchasers may reasonably request.

            (b) Opinion of Counsel for Initial Purchasers. At the Closing Time, the Representative shall have received the favorable opinion, dated as of the Closing Time, of each of Thelen Reid & Priest LLP and Shearman & Sterling, counsel for the Initial Purchasers, together with signed or reproduced copies of such letter for each of the other Initial Purchasers, with respect to such matters as the Representative shall reasonably request. In giving such opinions such counsel may rely, as to all matters governed by the laws of jurisdictions other than the law of the State of New York and the federal law of the United States, upon the opinions of counsel satisfactory to the Representative. Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Company and its subsidiaries and certificates of public officials.

            (c) Officers' Certificate. At the Closing Time, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Offering Memorandum, any material adverse change, or any development which is reasonably likely to result in a material adverse change, in the condition, financial or otherwise, results of operations or business affairs of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, and the Representative shall have received a certificate of the President or a Vice President of the Company and of the chief financial or chief accounting officer of the Company, dated as of the Closing Time, to the effect that (i) there has been no such material adverse change or development, (ii) the representations and warranties in Section 1 hereof are true and correct with the same force and effect as though expressly made at and as of the Closing Time, and
      (iii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Time.

            (d) Accountants' Comfort Letter. At the time of the execution of this Agreement, the Representative shall have received from Deloitte & Touche LLP a letter dated such date, in form and substance satisfactory to the Representative, together with signed or reproduced copies of such letter for each of the other Initial Purchasers containing statements and information of the type ordinarily included in accountants' "comfort letters" to Initial Purchasers with respect to the financial statements and other financial information contained in the Offering Memorandum.

            (e) Bring-down Comfort Letter. At the Closing Time, the Representative shall have received from Deloitte & Touche LLP a letter, dated as of the Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (d) of this Section, except that the "specified date" referred to shall be a date not more than three business days prior to the Closing Time.

            (f) Maintenance of Ratings. Since the date of this Agreement, there shall not have occurred a downgrading in the rating assigned to the Securities or any of the Company's other debt securities by any "nationally recognized statistical rating agency", as that term is defined by the Commission for purposes of Rule 436(g)(2) under the 1933 Act and no such securities rating agency, other than Moody's Investors Service, Inc., shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of the Securities or any of the Company's other debt securities.

            (g) PORTAL. At the Closing Time, the Securities shall have been designated for trading on PORTAL.

            (h) Approval of Listing. At the Closing Time, the shares of Common Stock issuable upon conversion of Securities shall have been approved for listing on the New York Stock Exchange, subject only to official notice of issuance.

            (i) Lock-up Agreements. At the Closing Time, the Representative shall have received an agreement substantially in the form of Exhibit B hereto signed by the persons listed in such Exhibit.

            (j) Conditions to Purchase of Option Securities. In the event that the Initial Purchasers exercise their option provided in Section 2(b) hereof to purchase all or any portion of the Option Securities, the representations and warranties of the Company contained herein and the statements in any certificates furnished by the Company, any subsidiary of the Company hereunder shall be true and correct as of each Date of Delivery and, at the relevant Date of Delivery, the Representative shall have received:

                  (i) Opinion of Counsel for Company. The favorable opinion of each of Woodburn and Wedge and Choate, Hall & Stewart, counsel for the Company, in form and substance satisfactory to counsel for the Initial Purchasers, dated such Date of Delivery, relating to the Option Securities to be purchased on such Date of Delivery and otherwise to the same effect as the opinion required by Section 5(a) hereof.

                  (ii) Opinion of Counsel for Initial Purchasers. The favorable opinion of each of Thelen Reid & Priest LLP and Shearman & Sterling, counsel for the Initial Purchasers, dated such Date of Delivery, relating to the Option Securities to be purchased on such Date of Delivery and otherwise to the same effect as the opinion required by
            Section 5(b) hereof.

                  (iii) Officer's Certificate. A certificate, dated such Date of
            Delivery, of the President or a Vice President of the Company and of the chief financial or chief accounting officer of the Company confirming that the certificate delivered at the Closing Time pursuant to Section 5(c) hereof remains true and correct as of such Date of Delivery.

                  (iv) Bring-down Comfort Letter. A letter from Deloitte &
            Touche LLP, in form and substance satisfactory to the Representatives and dated such Date of Delivery, substantially in the same form and substance as the letter furnished to the Representative pursuant to Section 5(d) hereof, it being understood that the "specified date" referred to therein shall be a date not more than three days prior to such Date of Delivery.

            (k) Transaction Agreements. The Registration Rights Agreement, the Indenture, the Pledge Agreement and the Control Agreement, each in form and substance reasonably satisfactory to the Initial Purchaser, shall have been duly executed and delivered by the Company and shall be in full force and effect at the Closing Time.

            (l) Additional Documents. At Closing Time and at each Date of Delivery, counsel for the Initial Purchasers shall have been furnished with such documents and opinions as they may require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Securities as herein contemplated shall be satisfactory in form and substance to the Representative and counsel for the Initial Purchasers.

            (m) Termination of Agreement. If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement, or, in the case of any condition to the purchase of Option Securities on a Date of Delivery which is after the Closing Time, the obligations of the several Initial Purchasers to purchase the relevant Option Securities, may be terminated by the Representative by notice to the Company at any time at or prior to Closing Time or such Date of Delivery, as the case may be, and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 1, 7, 8 and 9 shall survive any such termination and remain in full force and effect.

      SECTION 6. Subsequent Offers and Resales of the Securities.

      (a) Offer and Sale Procedures. Each of the Initial Purchasers and the Company hereby establish and agree to observe the following procedures in connection with the offer and sale of the Securities:

            (i) Offers and Sales only to Qualified Institutional Buyers. Offers and sales of the Securities shall only be made to persons whom the offeror or seller reasonably believes to be qualified institutional buyers, as defined in Rule 144A under the 1933 Act ("Qualified Institutional Buyers").

            (ii) No General Solicitation. No general solicitation or general advertising (within the meaning of Rule 502(c) under the 1933 Act) will be used in the United States in connection with the offering or sale of the Securities.

            (iii) Purchases by Non-Bank Fiduciaries. In the case of a non-bank Subsequent Purchaser of a Security acting as a fiduciary for one or more third parties, each third party shall, in the judgment of the applicable Initial Purchaser, be a Qualified Institutional Buyer.

            (iv) Subsequent Purchaser Notification. Each Initial Purchaser will take reasonable steps to inform, and cause each of its U.S. Affiliates to take reasonable steps to inform, persons acquiring Securities from such Initial Purchaser or affiliate, as the case may be, in the United States that the Securities (A) have not been and will not be registered under the 1933 Act, (B) are being sold to them without registration under the 1933 Act in reliance on Rule 144A or in accordance with another exemption from registration under the 1933 Act, as the case may be, and (C) may not be offered, sold or otherwise transferred except (1) to the Company or its subsidiaries, (2) outside the United States in accordance with Regulation S under the 1933 Act ("Regulation S"), or (3) inside the United States in accordance with (x) Rule 144A to a person whom the seller reasonably believes is a Qualified Institutional Buyer that is purchasing such Securities for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the offer, sale or transfer is being made in reliance on Rule 144A or (y) pursuant to another available exemption from registration under the 1933 Act.

            (v) Minimum Principal Amount. No sale of the Securities to any one Subsequent Purchaser will be for less than U.S. $100,000 principal amount and no Security will be issued in a smaller principal amount. If the Subsequent Purchaser is a non-bank fiduciary acting on behalf of others, each person for whom it is acting must purchase at least U.S. $100,000 principal amount of the Securities.

            (vi) Restrictions on Transfer. The transfer restrictions and the other provisions set forth in the Offering Memorandum under the heading "Notice to Investors", including the legend required thereby, shall apply to the Securities except as otherwise agreed by the Company and the Initial Purchasers.

            (vii) Delivery of Offering Memorandum. Each Initial Purchaser will deliver to each purchaser of the Securities from such Initial Purchaser, in connection with its original distribution of the Securities, a copy of the Offering Memorandum, as amended and supplemented at the date of such delivery.

      (b) Covenants of the Company. The Company covenants with each Initial Purchaser as follows:

            (i) Integration. The Company agrees that it will not and will cause its Affiliates not to, directly or indirectly, solicit any offer to buy, sell or make any offer or sale of, or otherwise negotiate in respect of, securities of the Company of any class if, as a result of the doctrine of "integration" referred to in Rule 502 under the 1933 Act, such offer or sale would render invalid (for the purpose of (i) the sale of the Securities by the Company to the Initial Purchasers, (ii) the resale of the Securities by the Initial Purchasers to Subsequent Purchasers or (iii) the resale of the Securities by such Subsequent Purchasers to others) the exemption from the registration requirements of the 1933 Act provided by
      Section 4(2) thereof or by Rule 144A or Regulation S thereunder or otherwise.

            (ii) Rule 144A Information. The Company agrees that, in order to render the Securities eligible for resale pursuant to Rule 144A under the 1933 Act, while any of the Securities remain outstanding, it will make available, upon request, to any holder of Securities or prospective purchasers of Securities the information specified in Rule 144A(d)(4), unless the Company furnishes information to the Commission pursuant to
      Section 13 or 15(d) of the 1934 Act.

            (iii) Restriction on Repurchases. Until the expiration of two years after the original issuance of the Securities, the Company will not, and will cause its Affiliates not to, resell any Securities which are "restricted securities" (as such term is defined under Rule 144(a)(3) under the 1933 Act), whether as beneficial owner or otherwise (except as agent acting as a securities broker on behalf of and for the account of customers in the ordinary course of business in unsolicited broker's transactions).

      (c) Qualified Institutional Buyer. Each Initial Purchaser severally and not jointly represents and warrants to, and agrees with, the Company that it is a Qualified Institutional Buyer.

      (d) Resale Pursuant to Rule 144A. Each Initial Purchaser understands that the Securities have not been and will not be registered under the 1933 Act and may not be offered or sold except pursuant to an exemption from the registration requirements of the 1933 Act. Each Initial Purchaser severally represents and agrees, that, except as permitted by Section 6(a) above, it has offered and sold Securities and will offer and sell Securities only in accordance with Rule 144A under the 1933 Act or another applicable exemption from the registration requirements of the 1933 Act.

      (e) Additional Representations and Warranties of Initial Purchasers. Each Initial Purchaser severally represents and agrees that it has not entered and will not enter into any contractual arrangements with respect to the distribution of the Securities, except with its affiliates or with the prior written consent of the Company.

      SECTION 7. Indemnification.

      (a) Indemnification of Initial Purchasers. The Company agrees to indemnify and hold harmless each Initial Purchaser and each person, if any, who controls any Initial Purchaser within the meaning of Section 15 of the 1933 Act or
Section 20 of the 1934 Act as follows:

            (i) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in any Preliminary Offering Memorandum or the Final Offering Memorandum (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

            (ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 7(d) below) any such settlement is effected with the written consent of the Company; and

            (iii) against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by Merrill Lynch), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or
      (ii) above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by any Initial Purchaser through Merrill Lynch expressly for use in the Offering Memorandum (or any amendment thereto) and provided, further, that this indemnity agreement shall not inure to the benefit of any Initial Purchaser or any person who controls such Initial Purchaser on account of any such loss, liability, claim, damage or expense arising out of any such defect or alleged defect in any Preliminary Offering Memorandum if a copy of the Final Offering Memorandum (exclusive of the documents incorporated by reference therein) shall not have been given or sent by such Initial Purchaser with or prior to the written confirmation of the sale involved to the extent that (i) the Final Offering Memorandum would have cured such defect or alleged defect and (ii) sufficient quantities of the Final Offering Memorandum were timely made available to such Initial Purchaser.

      (b) Indemnification of Company. Each Initial Purchaser severally agrees to indemnify and hold harmless the Company and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Offering Memorandum in reliance upon and in conformity with written information furnished to the Company by such Initial Purchaser through Merrill Lynch expressly for use in the Offering Memorandum.

      (c) Actions against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to Section 7(a) above, counsel to the indemnified parties shall be selected by Merrill Lynch, and, in the case of parties indemnified pursuant to Section 7(b) above, counsel to the indemnified parties shall be selected by the Company. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section or Section 8 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

      (d) Settlement without Consent if Failure to Reimburse. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by
Section 7(a)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

      SECTION 8. Contribution. If the indemnification provided for in Section 7 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Initial Purchasers on the other hand from the offering of the Securities pursuant to this Agreement or
(ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Initial Purchasers on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

      The relative benefits received by the Company on the one hand and the Initial Purchasers on the other hand in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Company and the total underwriting discount received by the Initial Purchasers, bear to the aggregate initial offering price of the Securities.

      The relative fault of the Company on the one hand and the Initial Purchasers on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Initial Purchasers and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

      The Company and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

      Notwithstanding the provisions of this Section, no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Securities purchased and sold by it hereunder exceeds the amount of any damages which such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

      No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

      For purposes of this Section, each person, if any, who controls an Initial Purchaser within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as such Initial Purchaser, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company. The Initial Purchasers' respective obligations to contribute pursuant to this Section are several in proportion to the principal amount of Securities set forth opposite their respective names in Schedule A hereto and not joint.

      SECTION 9. Representations, Warranties and Agreements to Survive Delivery. All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company or any of its subsidiaries submitted pursuant hereto shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any Initial Purchaser or controlling person, or by or on behalf of the Company, and shall survive delivery of the Securities to the Initial Purchasers.

      SECTION 10. Termination of Agreement.

      (a) Termination; General. The Representative may terminate this Agreement, by notice to the Company, at any time at or prior to Closing Time (i) if there has been, since the time of execution of this Agreement or since the respective dates as of which information is given in the Offering Memorandum (exclusive of any supplement thereto), any material adverse change, or any development which is reasonably likely to result in a material adverse change, in the condition, financial or otherwise, or in the results of operations or business affairs of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, or (ii) if there has occurred any material adverse change in the financial markets in the United States or in the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Representative, impracticable or inadvisable to market the Securities or to enforce contracts for the sale of the Securities, or (iii) if trading in any securities of the Company has been suspended or materially limited by the Commission or the New York Stock Exchange, or if trading generally on the American Stock Exchange or the New York Stock Exchange or in the NASDAQ National Market has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, the National Association of Securities Dealers, Inc. or any other governmental authority, or a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States or with respect to Clearstream or Euroclear systems in Europe, or (iv) if a banking moratorium has been declared by either Federal or New York authorities.

      (b) Liabilities. If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 1, 7, 8 and 9 shall survive such termination and remain in full force and effect.

      SECTION 11. Default by One or More of the Initial Purchasers. If one or more of the Initial Purchasers shall fail at the Closing Time to purchase the Securities which it or they are obligated to purchase under this Agreement (the "Defaulted Securities"), the Representative shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Initial Purchasers, or any other initial purchasers, to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Representative shall not have completed such arrangements within such 24-hour period, then:

            (a) if the principal amount of Defaulted Securities does not exceed 10% of the aggregate principal amount of the Securities to be purchased hereunder, each of the non-defaulting Initial Purchasers shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Initial Purchasers, or

            (b) if the principal amount of Defaulted Securities exceeds 10% of the aggregate principal amount of the Securities to be purchased hereunder, this Agreement shall terminate without liability on the part of any non-defaulting Initial Purchaser.

      No action taken pursuant to this Section shall relieve any defaulting Initial Purchaser from liability in respect of its default.

      In the event of any such default which does not result in a termination of this Agreement, either the Representative or the Company shall have the right to postpone the Closing Time for a period not exceeding seven days in order to effect any required changes in the Offering Memorandum or in any other documents or arrangements. As used herein, the term "Initial Purchaser" includes any person substituted for an Initial Purchaser under this Section.

      SECTION 12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Initial Purchasers shall be directed to the Representative at 4 World Financial Center, New York, New York 10080, attention of Mr. Fritz Schlopy; notices to the Company shall be directed to it at 6100 Neil Road, Reno, Nevada, 89520-0400 attention of Mr. Richard K. Atkinson.

      SECTION 13. Parties. This Agreement shall inure to the benefit of and be binding upon the Initial Purchasers and the Company and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Initial Purchasers and the Company and their respective successors and the controlling persons and officers and directors referred to in Sections 7 and 8 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Initial Purchasers and the Company and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Securities from any Initial Purchaser shall be deemed to be a successor by reason merely of such purchase.

      SECTION 14. Governing Law And Time. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

      SECTION 15. Effect of Headings. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

                              --------------------

      If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Initial Purchasers and the Company in accordance with its terms.

                                          Very truly yours,

                                          SIERRA PACIFIC RESOURCES


                                          By:
                                             ---------------------------------
                                                      Title




CONFIRMED AND ACCEPTED,
  as of the date first above written:

MERRILL LYNCH & CO.
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED


      By:
         ---------------------------------
             Authorized Signatory

      For itself and as Representative of the other Initial Purchasers named in Schedule A hereto.

                                   SCHEDULE A



                                                             Principal
                                                             Amount of
              Name of Initial Purchaser                  Initial Securities
              -------------------------                  ------------------

Merrill Lynch, Pierce, Fenner & Smith Incorporated.        $  250,000,000


                                                           --------------
Total..............................................        $  250,000,000
                                                           ==============




                                     Sch A-1

                                   SCHEDULE B

                            SIERRA PACIFIC RESOURCES
                     $250,000,000 Convertible Notes due 2010


      1. The initial public offering price of the Securities shall be 100% of the principal amount thereof, plus accrued interest, if any, from the date of issuance.

      2. The purchase price to be paid by the Initial Purchasers for the Securities shall be 97.25% of the principal amount thereof; provided, however, that the purchase price to be paid by the Initial Purchasers for Option Securities shall, in addition, include accrued interest, if any, on such Option Securities from the Closing Time.

      3. The interest rate on the Securities shall be 7.25% per annum.

      4. The Securities will mature on February 14, 2010. The Company may redeem some or all of the Securities at any time on or after February 14, 2008 at the redemption prices described in the Offering Memorandum. The Securities will not be convertible prior to August 14, 2003. At any time on or after August 14, 2003 through the close of business on February 14, 2010, holders may convert each $1,000 principal amount of their Securities into 219.1637 shares of our Common Stock, which is equivalent to an initial conversion price of $4.5628 per share, subject to adjustment. Upon conversion, the Company will deliver a combination of cash and shares of Common Stock as described in the Offering Memorandum. In the event the shareholder approval condition (as described in the Offering Memorandum) shall have been satisfied prior to conversion, the Company may elect to satisfy our obligation upon conversion entirely with shares of Common Stock.





                                     Sch B-1

                                                                       EXHIBIT A

                    CONTENTS OF OPINIONS OF COMPANY'S COUNSEL
                           TO BE DELIVERED PURSUANT TO
                                  SECTION 5(a)


      (1) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Nevada.

      (2) The Company has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum and to enter into and perform its obligations under the Purchase Agreement.

      (3) The Company is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

      (4) The Company has 250 million shares of Common Stock authorized under its charter; the shares of issued and outstanding Common Stock (excluding shares issued pursuant to reservations, agreements, employee benefit plans, non-employee director plans or the common stock investment plan) have been duly authorized and validly issued and are fully paid and non-assessable; and none of the outstanding shares of capital stock of the Company was issued in violation of any preemptive or other similar rights of any securityholder of the Company.

      (5) Each Significant Subsidiary has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect; all of the issued and outstanding common stock of each Significant Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and, to the best of our knowledge and information, is owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity; and none of the outstanding shares of capital stock of any Significant Subsidiary was issued in violation of any preemptive or similar rights of any securityholder of such Significant Subsidiary.

      (6) The Purchase Agreement and the Registration Rights Agreement have been duly authorized, executed and delivered by the Company.

      (7) The Indenture, the Pledge Agreement and the Control Agreement have been duly authorized, executed and delivered by the Company and (assuming the due authorization, execution and delivery thereof by the Trustee) constitute valid and binding agreements of the

Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors' rights generally, or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

      (8) The Securities are in the form contemplated by the Indenture, have been duly authorized by the Company and, when executed by the Company and authenticated by the Trustee in the manner provided in the Indenture (assuming the due authorization, execution and delivery of the Indenture by the Trustee) and issued and delivered against payment of the purchase price therefor in accordance with the Purchase Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium (including, without limitation, all laws relating to fraudulent transfers), or other similar laws relating to or affecting enforcement of creditor's rights generally, or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and will be entitled to the benefits of the Indenture.

      (9) The Securities, the Indenture and the Registration Rights Agreement conform in all material respects to the descriptions thereof contained in the Offering Memorandum.

      (10) Upon issuance and delivery of the Securities in accordance with this Agreement and the Indenture, the Securities will be convertible at the option of the holder thereof into shares of Common Stock in accordance with the terms of the Securities and the Indenture; the shares of Common Stock issuable upon conversion of Securities have been duly authorized and reserved for issuance upon such conversion by all necessary corporate action and such shares, when issued upon such conversion, will be validly issued and will be fully paid and non-assessable; no holder of such shares will be subject to personal liability in respect of liabilities of the Company solely by reason of being such a holder; and the issuance of such shares upon such conversion will not be subject to any preemptive or other similar rights of any securityholder of the Company.

      (11) The Common Stock conforms in all material respects to the description thereof in the Offering Memorandum.

      (12) The documents incorporated by reference in the Offering Memorandum (other than the financial statements and supporting schedules therein, as to which no opinion need be rendered), when they were filed with the Commission complied as to form in all material respects with the requirements of the 1934 Act and the 1934 Act Regulations.

      (13) The information in the Offering Memorandum under "Description of the Notes", "Description of Common Stock" and "Certain Federal Income Tax Considerations", and to the extent that it constitutes matters of law, summaries of legal documents including the Company's charter and bylaws or other legal conclusions, is correct in all material respects.

      (14) All descriptions in the Offering Memorandum of contracts and other documents to which the Company or any of its subsidiaries are a party are accurate in all material respects;

to the best of our knowledge, there are no franchises, contracts, indentures, mortgages, loan agreements, notes, leases or other instruments that would be required to be described in the Offering Memorandum that are not described or referred to in the Offering Memorandum other than those described or referred to therein or incorporated by reference thereto, and the descriptions thereof or references thereto are correct in all material respects.

      (15) No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency, domestic or foreign is necessary or required in connection with the due authorization, execution and delivery by the Company of the Purchase Agreement, the performance by the Company of its obligations thereunder or the consummation by the Company of the transactions contemplated thereby including, without limitation, the execution and delivery by the Company of the Indenture, the Pledge Agreement, the Control Agreement and the Registration Rights Agreement and the performance by the Company of its obligations thereunder, the offering, sale, issuance or delivery by the Company of the Securities and the issuance and delivery by the Company of Common Stock upon conversion of Securities, or for the consummation by the Company of all other transactions contemplated by the Offering Memorandum, except such as (A) have been obtained, (B) are contemplated in the Registration Rights Agreement and (C) may be required under state securities laws.

      (16) It is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchasers and to each Subsequent Purchaser in the manner contemplated by the Purchase Agreement and the Offering Memorandum to register the Securities under the 1933 Act or to qualify the Indenture under the Trust Indenture Act.

      (17) The execution, delivery and performance of the Purchase Agreement, the Indenture, the Pledge Agreement, the Control Agreement and the Registration Rights Agreement, the consummation of the transactions contemplated in the Purchase Agreement and in the Offering Memorandum (including the offering, sale, issuance and delivery of the Securities and the use of the proceeds from the sale of the Securities as described in the Offering Memorandum under the caption "Use Of Proceeds" and the issuance and delivery of shares of Common Stock upon conversion of Securities) and the performance by the Company of its obligations under the Purchase Agreement, the Indenture, the Pledge Agreement, the Control Agreement or the Registration Rights Agreement or on the Securities do not and will not, whether with or without the giving of notice or lapse of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined in Section 1(a)(xiv) of the Purchase Agreement) under or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any Significant Subsidiary thereof pursuant to any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or any other agreement or instrument, known to us, to which the Company or any of its Significant Subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of the Company or any Significant Subsidiary thereof is subject (except for such conflicts, breaches or defaults or liens, charges or encumbrances that would not have a Material Adverse Effect), nor will such action result in any violation of the provisions of the charter or by-laws of the Company or any of its Significant Subsidiaries, or any applicable law, statute, rule, regulation, judgment, order, writ or decree, known to us of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any of its Significant Subsidiaries or any of their respective properties, assets or operations.

      (18) The Company is not an "investment company" or an entity "controlled" by an "investment company," as such terms are defined in the 1940 Act.

      (19) The Company is a "holding company" under the 1935 Act, but, pursuant to Section 3(a)(1) of the 1935 Act, is exempt from all provisions of the 1935 Act except Section 9(a)(2) thereof.

      (20) To the best of our knowledge, there are no pending or threatened actions, suits, proceedings, inquiries or investigations, to which the Company or any subsidiary is a party, or to which the property of the Company or any subsidiary thereof is subject, before or brought by any court or governmental agency or body, which, singly or in the aggregate, might reasonably be expected to result in a Material Adverse Effect, or which might reasonably be expected to materially and adversely affect the consummation of the transactions contemplated in the Purchase Agreement or the performance by the Company of its obligations thereunder or the transactions contemplated by the Offering Memorandum.

      (21) Nothing has come to our attention that would lead us to believe that the Offering Memorandum or any amendment or supplement thereto (except for financial statements and schedules and other financial data included or incorporated by reference therein or omitted therefrom as to which we need make no statement), at the time the Offering Memorandum was issued, at the time any such amended or supplemented Offering Memorandum was issued or at the Closing Time, included or includes an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                ALLOCATION OF OPINIONS OF COUNSEL FOR THE COMPANY

      A. Choate, Hall & Stewart will make all the statements set forth above relying on Woodburn and Wedge as to the matters governed by or relating to the law of the State of Nevada.

      B. Woodburn & Wedge will make the statements set forth in paragraphs 1, 2, 4, 5, 6, 7, 10, 15 and 17 to the extent the matters set forth therein are governed by or relate to the law of the State of Nevada or instruments governed thereby, or relate to the State of Nevada or agencies thereof. In addition, Woodburn and Wedge will state, in customary fashion, their belief that a Nevada court, or a federal court applying Nevada choice of law principles, would give effect to the choice of law provisions of the Indenture and the Securities.

                                                                       EXHIBIT B

              FORM OF LOCK-UP AGREEMENT FROM DIRECTORS AND OFFICERS

                                 February ___, 2003

MERRILL LYNCH & CO.
Merrill Lynch, Pierce, Fenner & Smith Incorporated,
    As Representative of the several Initial Purchasers
  Named in the Purchase Agreement Referred to below
4 World Financial Center
New York, New York  10080

      Re:   Proposed Rule 144A Offering by Sierra Pacific Resources

Dear Sirs:

      The undersigned, a stockholder and an officer and/or director of Sierra Pacific Resources, a Nevada corporation (the "Company"), understands that Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), as Representative of the several initial purchasers named therein proposes to enter into a Purchase Agreement (the "Purchase Agreement") with the Company providing for the offering of 7.25% Convertible Notes due 2010. Such notes are to be convertible into shares of the Company's common stock, par value $1.00 per share (the "Common Stock"). In recognition of the benefit that such an offering will confer upon the undersigned as a stockholder and an officer and/or director of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with each Initial Purchaser to be named in the Purchase Agreement that, during a period of 90 days from the date of the Purchase Agreement, the undersigned will not, without the prior written consent of Merrill Lynch, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the Company's Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition, or file any registration statement under the Securities Act of 1933, as amended, with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise.

                                        Very truly yours,


                                        Signature:
                                                   -------------------------

                                        Print Name:
                                                    ------------------------

                                                                      SCHEDULE 1
                                                                         TO
                                                                      EXHIBIT B

                          SIERRA PACIFIC POWER COMPANY

                         List of Persons Subject to Lock-up
Name                                 Title
----                                 -----
Edward P. Bliss                      Director

Mary Lee Coleman                     Director

Krestine M. Corbin                   Director

Theodore J. Day                      Director

James R. Donnelley                   Director

Jerry E. Herbst                      Director

Walter M. Higgins III                Director, President and Chief
                                       Executive Officer

John F. O'Reilly                     Director

Clyde T. Turner                      Director

Dennis E. Wheeler                    Director

Michael W. Yackira                   Executive Vice President, Strategy
                                       and Policy

Jeffrey L. Ceccarelli                President, Sierra Pacific Power Company

Donald L. Shalmy                     President, Nevada Power Company

C. Stanley Hunterton                 Senior Vice President, General Counsel
                                       and Corporate Secretary

Victor H. Pena                       Senior Vice President, Chief
                                       Administrative Officer

Richard K. Atkinson                  Vice President and Chief Financial Officer

John E. Brown                        Controller